Exhibit 99.1

Industrial Services of America, Inc.
Announces First Quarter 2012 Results

LOUISVILLE, KY. (May 8, 2012) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced financial results for the first quarter ended March 31, 2012.

Revenue for the quarter was $61.7 million compared with $106.4 million in the first quarter of 2011.  Net income for the quarter was $8.5 thousand, or break-even on a per diluted share basis, compared with net income of $2.2 million, or $0.31 per diluted share, for the comparable period in 2011.

Sequentially, revenue for the quarter showed an increase of $11.7 million compared to revenue of $50.0 million for the fourth quarter of 2011.  Net income for the quarter was $1.8 million higher compared to a net loss of $(1.8) million for the fourth quarter of 2011.

Key Highlights

--         Shipments of stainless steel products increased 29.7% over the fourth quarter of 2011

--         Non-ferrous shipments increased 6.1% over the fourth quarter of 2011

--         The Company was in compliance with all bank covenants as of March 31, 2012

--         EBITDA for the quarter was $1.6 million

--         Current ratio at March 31, 2012, was 2.6 to 1

--         Working capital as of March 31, 2012 was $28.8 million

Brian Donaghy, President and Chief Operating Officer of ISA, stated, "Our stainless steel and non-ferrous businesses showed improvement during the first quarter of 2012. The ferrous environment continues to be a challenge, with a tight scrap supply that continues to squeeze margins. While the second half of 2011 was a particularly difficult environment for us, we have now shown two consecutive quarters of improving operating results. Adjusting for the impact of a one-time charge related to an employee severance, earnings would have been $0.02 per share on a fully dilutive basis. During the first quarter, our stainless steel and non-ferrous businesses showed sequential improvements in volume and margin. While we are pleased to report improving operating results, we recognize that we still have a way to go to get back to historic levels of profitability."

Harry Kletter, founder and Chairman of ISA, stated, "The operational improvements that we have undertaken over the past six months have allowed us to get back to a break-even net profit and positive EBITDA.  We have some exciting projects underway to decrease our supply chain risk and to capture more of the scrap value chain.  The management team continues to aggressively seek opportunities to increase sales profitably, and we will keep our 'foot on the gas' to improve shareholder value.  We will continue to execute to our strategic plan, as we seek to increase shareholder value through profitable growth and continued focus on mitigating our operating risks."

ISA's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contact:

Industrial Services of America, Inc.

Robert Coleman, CFO, 502-366-3452

bcoleman@isa-inc.com

http://www.isa-inc.com/

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

Industrial Services of America, Inc. and Subsidiaries

Consolidated Statements of Income

	THREE MONTHS ENDED
	March 31, 2012	March 31, 2011

Revenue from services	$ 1,284,581	$ 1,371,519
Revenue from product sales	60,393,731	105,029,790
Total revenue	61,678,312	106,401,309

Cost of goods sold for services	1,193,223	1,277,305
Cost of goods sold for product sales	56,797,344	96,915,494
Total cost of goods sold	57,990,567	98,192,799
Provision for employee terminations and severances	211,323	--
Other selling, general and administrative expense	2,999,653	3,938,630
Total selling, general and administrative expense	3,210,976	3,938,630
Income before other income (expense)	476,769	4,269,880

Other income (expense)
Interest expense	(484,134)	(885,835)
Interest income	3,183	5,940
Gain on sale of assets	18,658	49,289
Other (loss) income	(258)	63
	(462,551)	(830,543)

Income before income taxes	14,218	3,439,337

Income tax provision	5,687	1,272,555

Net income	$ 8,531	$ 2,166,782

Basic earnings per share	$ --	$ 0.31
Diluted earnings per share	$ --	$ 0.31

Weighted shares outstanding:
Basic:	6,940,517	6,885,170
Diluted:	6,964,127	6,928,448

INDUSTRIAL SERVICES OF AMERICA, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months ending March 31,
	2012	2011
Net Income	$ 8,531	$ 2,166,872
Interest expense	484,134	885,835
Income taxes	5,687	1,272,555
Depreciation	931,797	931,452
Amortization	187,500	187,500
EBITDA (1)	$ 1,617,649	$ 5,444,124

(1)        EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense.  We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Robert Coleman, 502-366-3452 hklet@isa-inc.com or bcoleman@isa-inc.com http://www.isa-inc.com/